UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2020

Jernigan Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-36892	47-1978772
(State or other jurisdiction incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

6410 Poplar Avenue, Suite 650
Memphis, Tennessee 38119
(Address of principal executive offices — zip code)

(901) 567-9510
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	JCAP	New York Stock Exchange

7.00% Series B cumulative redeemable perpetual preferred stock, $0.01 par value per share	JCAP PR B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

☒	Emerging growth company.

☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2020, Jernigan Capital, Inc. (the “Company”) paid to John A. Good, Chairman and Chief Executive Officer of the Company, a cash retention bonus of $200,000.  Mr. Good has agreed to remain with the Company through the closing of the Mergers (as defined below) and to forfeit and return such bonus in the event that Mr. Good terminates his employment with the Company prior to the earlier of the closing of the Mergers or the termination of the Merger Agreement (as defined below) pursuant to its terms.  The payment of such retention bonus was approved by NexPoint Advisors under the Merger Agreement.

Item 8.01.	Other Events.

Certain Merger-Related Litigation Matters

As previously announced, on September 21, 2020, the Company, Jernigan Capital Operating Company, LLC (the “Operating Company”), NexPoint RE Merger, Inc. (“Parent”) and NexPoint RE Merger OP, LLC (the “Parent OP”), entered into an Amendment (the “Amendment to the Merger Agreement”) to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 3, 2020, by and among the Company, the Operating Company, Parent and the Parent OP, pursuant to which Parent will merge with and into the Company (the “Company Merger”), and, immediately following the Company Merger, the Parent OP will merge with and into the Operating Company (the “Operating Company Merger” and, together with the Company Merger, the “Mergers”). Upon completion of the Company Merger, the Company will survive and the separate existence of Parent will cease. Upon completion of the Operating Company Merger, the Operating Company will survive and the separate existence of the Parent OP will cease. Parent and the Parent OP are affiliates of NexPoint Advisors, L.P. The Company filed with the Securities and Exchange Commission (“SEC”) on September 23, 2020 its definitive proxy statement relating to the proposed transaction (the “Proxy Statement”).

As described in the Proxy Statement under the heading “The Mergers—Litigation Relating to the Mergers,” two putative class actions related to the proposed transaction, Rosenblatt v. Jernigan Capital, Inc., et al., No. 1:20-cv-01141-RGA and Pollack v. Jernigan Capital, Inc., et al., No. 1:20-cv-07160-ER, were filed in the United States District Court for the District of Delaware and the United States District Court for the Southern District of New York, respectively.  In addition, two complaints related to the proposed transaction, Weiss v. Jernigan Capital, Inc., et at., No. 1:20-cv-04118-NGG-CLP and Glover v. Jernigan Capital, Inc., et al., No. 1:20-cv-02651-CCB, were filed as individual (not a class) actions in the United States District Court for the Eastern District of New York and the United States District Court for the District of Maryland, respectively. The lawsuits all name as defendants the Company and the Company’s directors, with the Rosenblatt complaint naming the Operating Company, Parent and the Parent OP as additional named defendants. The complaints allege, among other things, that the individual defendants caused the Company to file a materially incomplete and misleading preliminary proxy statement relating to the proposed transaction in violation of Sections 14(a) and 20(a) of the Exchange Act.  The Rosenblatt complaint seeks a variety of equitable and injunctive relief, including enjoining defendants from proceeding with the proposed merger transaction, unspecified damages, rescission of the merger agreement or any of the terms thereof, dissemination of revised proxy statement and a declaration that defendants violated Sections 14(a) and 20(a). The Pollack complaint seeks, among other relief, enjoining defendants from proceeding with the proposed merger transaction and unspecified damages. The Weiss complaint seeks, among other relief, to enjoin defendants from proceeding with the proposed merger transaction, unspecified damages, rescission of the merger transaction and a declaration that defendants violated Sections 14(a) and 20(a). The Glover complain seeks, among other relief, enjoining defendants from proceeding with the proposed merger transaction and unspecified damages.  All four complaints also seek an award of attorney’s fees and expenses. The Company believes these claims are without merit.

After the Company filed its definitive proxy statement on September 23, 2020, two separate plaintiffs filed individual actions related to the proposed transaction, Hucker v. Jernigan Capital, Inc., et al., No. 1:20-cv-08229-ER and McIntosh v. Jernigan Capital, Inc., et al., No. 1:20-cv-04254-JPB. The Hucker complaint, which was filed in the United States District Court for the Southern District of New York, names the Company and the Company’s directors as defendants. The McIntosh complaint, which was filed in the United States District Court for the Northern District of Georgia, also names the Company and the Company’s directors as defendants.  Both complaints allege, among other things, that the individual defendants caused the Company to file a materially incomplete and misleading definitive proxy statement relating to the proposed transaction in violation of Sections 14(a) and 20(a) of the Exchange Act. The Hucker and McIntosh complaints also seek a variety of equitable and injunctive relief, including enjoining defendants from proceeding with the proposed merger transaction, unspecified damages, rescission of the merger agreement or any of the terms thereof, dissemination of revised proxy statement, a declaration that defendants violated Sections 14(a) and 20(a), and an award of attorney’s fees and expenses.

While the Company believes that the disclosures in connection with the proposed transaction, including those set forth in the Proxy Statement, comply fully with applicable law, the Company has determined to voluntarily supplement the Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the litigation that any additional disclosure was or is required.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

These disclosures should be read in connection with the Proxy Statement, which should be read in its entirety. To the extent that information herein differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement. Capitalized terms used but not defined herein have the meanings set forth in the Proxy Statement, unless otherwise defined below.  All page references in the information below are to pages in the Proxy Statement.

The following supplemental disclosure amends and restates in its entirety the fourth full paragraph on page 35 of the definitive proxy statement concerning the Background of the Merger:

On February 27, 2020, the Company and Party B executed a non-disclosure agreement that included a reciprocal “standstill” provision and a provision prohibiting either party from publicly requesting or proposing any waiver or amendment of the standstill provision. The Company subsequently opened a virtual data room populated with, among other information, selected organizational, financial and property due diligence information relating to the Company, its business and its assets. Upon gaining access to the virtual data room, representatives of Party B and its financial advisors commenced their due diligence investigation of the Company.

The following supplemental disclosure amends and restates in its entirety the first full paragraph on page 38 of the definitive proxy statement concerning the Background of the Merger:

On May 14, 2020, the Company and Party C entered into a non-disclosure agreement that included a reciprocal standstill provision and a provision prohibiting either party from publicly requesting or proposing any waiver or amendment of the standstill provision.  Party C and its legal and financial advisors subsequently received access to the Company’s virtual data room and commenced their diligence investigation.

The following supplemental disclosure amends and restates in its entirety the fifth and sixth full paragraph on page 38 of the definitive proxy statement concerning the Background of the Merger:

On May 21, 2020, the Company and Party A executed a non-disclosure agreement. The non-disclosure agreement did not include any standstill provision. Party A and its legal and financial advisors subsequently received access to the virtual data room.

On May 27, 2020, the Company and NexPoint entered into a non-disclosure agreement that did not include a standstill provision and NexPoint and its legal and financial advisors received access to the virtual data room. Mr. Good subsequently received a call from Mr. McGraner of NexPoint during which Mr. McGraner emphasized both NexPoint’s desire to acquire the Company’s platform as outlined in NexPoint’s non-binding letter of intent, and its plans to expand the platform. Mr. McGraner stated that NexPoint would endeavor to complete due diligence expeditiously and would have an updated financing proposal by the following week.

The following supplemental disclosure amends and restates in its entirety the fourth full paragraph on page 42 of the definitive proxy statement concerning the Background of the Merger:

On June 24, 2020, the Company and Party D entered into a non-disclosure agreement that included a standstill provision similar to the standstill provision included in the non-disclosure agreement with Party C. The Company and its advisors did not provide Party D with access to the virtual data room at that time due to the Company’s ongoing discussions with Party C and NexPoint and the continued activity by each of Party C, NexPoint and their respective advisors in the virtual data room. For the avoidance of doubt, under the merger agreement, with respect to the Go-Shop Period, the Company was permitted to engage in, enter into, and continue or otherwise participate in any discussions or negotiations with any third party with respect to any company acquisition proposals, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for a company acquisition proposal or amendment to a company acquisition proposal (or inquiry) to be made to the Company or the Company’s board of directors (see  “The Merger Agreement—Restriction on Solicitation of Company Acquisition Proposals”).

The following supplemental disclosure amends and restates in its entirety the table following the third full paragraph on page 50 of the definitive proxy statement concerning the Forward-Looking Financial Information:

Financial Projections

The following table summarizes the financial projections of the Company on a consolidated basis that were provided to our board of directors, Jefferies and NexPoint Advisors in connection with the evaluation of a possible transaction.

Summary of the 2020 through 2024 Projected Financial Information

	Projections(1)
	Twelve Months Ending December 31
	2020	2021	2022	2023	2024
Income Statement
Owned Property Revenue	$22.0	$42.3	$64.9	$80.2	$88.8
Owned Property Expense	$(12.3)	$(20.7)	$(26.5)	$(28.9)	$(30.8)
Owned Net Operating Income(2)	$9.6	$21.6	$38.5	$51.4	$58.0
Interest Income	$24.0	$15.0	$10.3	$6.1	$4.7
Other Income	$0.3	$0.3	$0.3	$0.3	$0.3
JV Income (Excluding Depreciation and amortization)	$0.2	$0.2	$0.3	$0.3	$0.3
General & Administrative Expense	$(8.9)	$(8.6)	$(8.9)	$(9.3)	$(9.7)
Management Fee	$(1.2)	--	--	--	--
Incentive Fee	--	--	--	--	--
EBITDA(3)	$24.0	$28.4	$40.3	$48.7	$53.6
Total Fair Market Value Gain / (Loss) (including Joint Ventures)	$(8.1)	$19.4	$13.7	$8.2	$7.3
Gains from Dispositions / Sales	$0.6	--	--	--	--
Preferred Distributions	$(19.2)	$(13.6)	$(2.8)	--	--
Stock Based Compensation	$(2.3)	$(2.1)	$(1.9)	$(1.8)	$(1.8)
Interest Expense	$(12.1)	$(12.1)	$(11.9)	$(9.8)	$(8.4)
Depreciation & Amortization (including Joint Ventures)	$(19.4)	$(21.9)	$(22.1)	$(21.3)	$(20.2)
Corporate Depreciation & Amortization	$(0.1)	$(0.1)	$(0.1)	$(0.1)	$(0.1)
Restructuring Charges	$(42.6)	--	--	--	--
Net Income(4)	$(79.2)	$(1.9)	$15.3	$23.9	$30.5
EBITDA	$24.0	$28.4	$40.3	$48.7	$53.6
Stock Based Compensation	$(2.3)	$(2.1)	$(1.9)	$(1.8)	$(1.8)
Acquisitions & Capital Additions, interest accrual adjustment and cash funding	$(30.6)	$(77.2)	$(16.6)	$(11.6)	$(0.2)
Loan Repayments and External Sales	$0.0	$5.4	$0.0	$0.0	$0.0
Other Non-Cash Expenses	$3.3	$2.1	$1.8	$1.8	$1.8
Restructuring Costs & Management Fees	$43.8	--	--	--	--
Unlevered Free Cash Flow(5).	$38.3	$(43.4)	$23.6	$37.1	$53.4
Net Income	$(79.2)	$(1.9)	$15.3	$23.9	$30.5
Depreciation & Amortization (including Joint Ventures)	$19.4	$21.9	$22.1	$21.3	$20.2
Total Fair Market Value Gain / (Loss) (including Joint Ventures)	$8.1	$(19.4)	$(13.7)	$(8.2)	$(7.3)
Realized Gain	$(0.6)	--	--	--	--
Funds From Operations (“FFO”)(6)	$(52.2)	$0.6	$23.7	$37.0	$43.4

FFO / Share(7)	$(2.08)	$0.02	$0.62	$0.93	$1.07

(1)	Dollar amounts in millions, except per share values.
(2)	Owned Net Operating income is defined as owned operating revenue less owned property expenses.
(3)
EBITDA represents the Company’s Owned Net Operating Income, plus interest income, other income and joint venture income (excluding depreciation and amortization), less general and administrative expenses, management fees and incentive fees.

(4)
Net Income represents  EBITDA plus total fair market value gain / (loss) (including joint ventures) plus gains from dispositions / sales, less preferred distributions, stock based compensation, interest expense, depreciation and amortization (including joint ventures), corporate depreciation and amortization and restructuring charges.

(5)
Unlevered Free Cash Flow represents EBITDA less stock-based compensation expenses, acquisition and capital additions, interest accrual adjustment and cash funding, plus loan repayments and external sales and plus other non-cash expenses.

(6)	FFO represents the Company’s Net Income plus depreciation and amortization (including joint ventures), less total fair market value gain / (loss) (including joint ventures) and realized gain.
(7)
FFO / Share is calculated as FFO divided by the projected number of weighted average shares outstanding, as adjusted for the dilutive impact of share-based compensation ((i) 25.1 million shares outstanding as of December 31, 2020, (ii) 31.8 million shares outstanding as of December 31, 2021, (iii) 38.1 million shares outstanding as of December 31, 2022, (iv) 39.7 million shares outstanding as of December 31, 2023 and (v) 40.6 million shares outstanding as of December 31, 2024).

The following supplemental disclosure amends and restates in its entirety the third paragraph that begins at the end of page 55 and concludes on page 56 of the definitive proxy statement concerning the Opinion of Jefferies:

Net Asset Value Analysis

Jefferies performed a net asset value analysis. Using the Company’s financial projections Jefferies reviewed the cash flow for owned properties and development investments, and the projected fair value of development investments of approximately $102.1 million at December 31, 2024, to estimate the gross value of real estate and development investments.

The following supplemental disclosure is added following the third paragraph on page 55 of the definitive proxy statement concerning the Opinion of Jefferies:

Summary of 2020 through 2024 Owned Real Estate and Development Investment Cash Flows

	Projections(1)
	Twelve Months Ending December 31
	2020	2021	2022	2023	2024
Net Operating Income – Owned Real Estate(2)	$9.2	$16.7	$24.9	$29.7	$31.4
Net Operating Income – Acquired Real Estate(3)	$0.4	$4.9	$13.6	$21.7	$26.6
Owned Real Estate Net Cash Flows (4)	$9.6	$21.6	$38.5	$51.4	$58.0
Cash Interest Income – Development Investments(5)	$2.9	$1.4	$2.1	$4.8	$4.6
Loan Repayments	$11.7	$5.4	$0.0	$0.0	$0.0
Penalty Revenue	$0.4	$0.3	$0.3	$0.1	$0.0
External Sale & Refinance Proceeds (includes exit fees)	$16.1	$0.0	$0.0	$0.0	$0.0
Cash Fundings	$(30.6)	$(22.5)	$(1.7)	$0.0	$0.0
Asset Buyouts – Acquisitions at REIT Level	$(43.1)	$(41.3)	$(7.0)	$(10.5)	$0.0
Development Investment Net Cash Flows(6)	$(42.5)	$(56.8)	$(6.4)	$(5.5)	$4.6

(1)	Dollar amounts in millions, except per share values.
(2)	Net Operating Income – Owned Real Estate represents properties owned as of June 30, 2020.
(3)	Net Operating Income – Acquired Real Estate represents properties acquired subsequent to June 30, 2020.
(4)	Owned Real Estate Net Cash Flows represent the net operating income for owned real estate plus the net operating income for acquired real estate.
(5)	Cash Interest Income --Development Investments include all development cash flows including cash flows for properties that were acquired, sold, refinanced or held during 2020.
(6)
Development Investment Net Cash Flows represent the sum of cash interest income for development investments, loan repayments, penalty revenue, external sale and refinance proceeds (including exit fees), cash fundings and asset buyouts.

The following supplemental disclosure is added as the last paragraph of page 55 and concludes on page 56 of the definitive proxy statement concerning the Opinion of Jefferies:

The terminal value of owned real estate was estimated by applying a range of exit capitalization rates of 5.1% to 5.5% for the Company’s owned and acquired real estate assets to the Company’s estimated net operating income attributable to such real estate assets for fiscal year ending December 31, 2024, which range was selected by Jefferies in its professional judgment, which, when added to the present value of the fair market value of development investments held as of December 31, 2024 and added to the present value of net cash flows from wholly-owned real estate and development investments through December 31, 2024 discounted at a rate of 9.5% to 10.8%, resulted in a range of implied gross values for the Company’s real estate and development investments of approximately $814 million to $912 million. For reference, the median capitalization rate of the Selected Companies was 5.3%. These values were then adjusted to add other non-cash assets of approximately $16 million, and to subtract net debt, preferred equity and other liabilities of approximately $448 million to determine implied net asset value of the Company’s real estate and development investments. After accounting for the vesting of stock awards, this analysis indicated a range of implied values per share of approximately $14.44 to $18.16, compared to the merger consideration of $17.30 per share of the Company’s common stock.

The following supplemental disclosure amends and restates in its entirety the first full paragraph on page 56 of the definitive proxy statement concerning the Opinion of Jefferies:

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis to estimate the present value of the unlevered free cash flows of the Company through the fiscal year ending December 31, 2024 using the Company’s financial projections, discount rates ranging from 9.5% to 10.8%, which range was selected by Jefferies in its professional judgment based on a weighted average cost of capital analysis of the Company and the Selected Companies, and EBITDA terminal value multiples ranging from 19.0x to 21.0x, derived for the Selected Companies described above. For the purpose of this analysis, stock based compensation was treated as a non-cash expense. To determine the implied total equity value for the Company, Jefferies subtracted net debt and preferred equity of approximately $427 million from the implied enterprise value for the Company. After accounting for the vesting of restricted stock awards, this analysis indicated a range of implied values per share of approximately $10.61 to $14.76, compared to the merger consideration of $17.30 per share of the Company’s common stock.

The following supplemental disclosure amends and restates in its entirety the paragraph that begins at the end of page 56 and concludes on page 57 of the definitive proxy statement concerning the Opinion of Jefferies:

In connection with Jefferies’ services as the Company’s financial advisor, the Company has agreed to pay Jefferies an aggregate fee estimated as of the date of this proxy statement to be in the amount of approximately $6.3 million, $1.5 million of which was payable upon delivery of Jefferies’ opinion and the remainder of which is payable contingent upon consummation of the merger. The Company also has agreed to reimburse Jefferies for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Jefferies and related parties against certain liabilities arising out of or in connection with its engagement. Jefferies has not, in the two years prior to the date of its opinion, provided financial advisory and financing services to the Company or received fees for the rendering of such services. In the two years prior to the date of its opinion, Jefferies has received fees in the aggregate amount of approximately $2.4 million for the rendering of financial advisory or advisory services to NexPoint. In addition, Jefferies has, in the past, provided financial advisory and financing services to a certain affiliate of NexPoint and has received $0.4 million in fees for the rendering of such services. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities of the Company, NexPoint and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to the Company, NexPoint or entities that are affiliated with the Company or NexPoint, for which it would expect to receive compensation.

Forward-Looking Statements:

Certain statements in this communication regarding the proposed merger transaction involving the Company, including any statements regarding the expected timetable for completing the transaction, benefits of the transaction, future opportunities for the Company, and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are often, but not always, made through the use of words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “would,” “could”, “potential,” “continue,” “ongoing,” “upside,” “increases,” and “potential,” and similar expressions.  All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements.  Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.  Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with the Company’s ability to obtain the shareholder approval required to consummate the merger and the timing of the closing of the merger, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the merger will not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement, (iii) unanticipated difficulties or expenditures relating to the transaction, the response of business partners and competitors to the announcement of the transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the transaction, (iv) changes affecting the real estate industry and changes in financial markets, interest rates and foreign currency exchange rates, (v) increased or unanticipated competition for the Company’s properties, (vi) risks associated with acquisitions, (vii) maintenance of real estate investment trust (“REIT”) status, (viii) availability of financing and capital, (ix) changes in demand for developed properties, (x) national, international, regional and local economic climates, (xi) the negative impact of the ongoing COVID-19 pandemic and the measures intended to prevent its spread and (xii) those additional risks and factors discussed in reports filed with the SEC by the Company from time to time, including those discussed under the heading “Risk Factors” in its most recently filed reports on Form 10-K and 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should not place undue reliance upon forward-looking statements.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving the Company.  In connection with the proposed merger, the Company has filed relevant materials with the SEC, including a proxy statement on Schedule 14A (the “Proxy Statement”).  This communication is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC and send to the Company’s shareholders in connection with the proposed transactions.  INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders are able to obtain free copies of the Proxy Statement and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov.   Copies of the documents filed by the Company with the SEC are available free of charge on the Company’s website at www.jernigancapital.com, or by contacting the Company’s Investor Relations Department at 901.567.9580.

The Company and its directors and certain of its executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions under the rules of the SEC.  Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020, its proxy statement for its 2020 annual meeting of shareholders, which was filed with the SEC on March 19, 2020 and other filings filed with the SEC.  Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are included in the Proxy Statement, filed September 23, 2020, and other relevant materials filed with the SEC as they become available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

JERNIGAN CAPITAL, INC.

Date: October 16, 2020	By:	/s/ John A. Good
	Name:	John A. Good
	Title:	Chief Executive Officer